News Release

Milacron Appoints Jason Eglit
to Board of Directors

CINCINNATI, OH, December 7, 2007...Milacron Inc. (NYSE: MZ) today announced the appointment of Jason T. Eglit of Bayside Capital, an affiliate of H.I.G. Capital, to the company’s board of directors effective immediately.

“We are pleased to welcome Jason Eglit to our board,” said Ronald D. Brown, Milacron chairman, president and chief executive officer. “He brings to Milacron a strong background in entrepreneurial and financial expertise.”

Prior to joining Bayside in January 2007, Eglit, 36, was founder and senior vice president of finance and operations of AdvancePath Academics, Inc. Prior to that he was a manager and consultant with Bain & Company, Inc. He holds a bachelor of arts degree from Williams College, a masters of science in engineering-economic systems from Stanford University, and a masters of business administration from the Tuck School of Business at Dartmouth.

The number of directors on Milacron’s board remains at 13, as Eglit replaces former director Steven N. Isaacs of Glencore Finance, who has resigned.

H.I.G. Capital is a leading middle market private investment firm, founded in 1993. It has over $4 billion of equity capital under management focusing on venture capital and traditional leveraged buyout investments. In October 2007, Bayside Capital acquired the majority of Milacron’s Series B Preferred Convertible Stock.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

- end -